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PRESS RELEASE


                                                     FOR IMMEDIATE RELEASE

CONTACT: Roger Bosma                                 Joseph F. Hurley
         President & CEO                             EVP & CFO
         Lakeland Bancorp                            Lakeland Bancorp
         973-697-2000                                973-697-2000
         rbosma@lakelandbank.com                     jhurley@lakelandbank.com
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            LAKELAND BANK COMPLETES COMMUNITY STATE BANK ACQUISITION
                         EXPANDS BERGEN COUNTY PRESENCE

Oak Ridge, New Jersey - (August 25, 2003) - Lakeland Bancorp, Inc. (Nasdaq "LBAI"), holding company for the Lakeland Bank, announced today the completion of its purchase of CSB Financial Corp., the holding company for Community State Bank (CSB). Founded in 1997, CSB is a $140 million commercial bank headquartered in Teaneck, New Jersey, with offices in Teaneck, Hackensack, Englewood, and Park Ridge.

According to the results of the recently completed election and allocation procedures, CSB Financial stockholders who elected to receive Lakeland Bancorp common stock or who did not submit valid elections will receive 1.781 shares of Lakeland Bancorp common stock per share of CSB Financial common stock (the "Exchange Ratio"). CSB Financial stockholders who submitted valid elections for cash will receive $29.00 per share for approximately 71% of their shares and the remaining 29% of their shares will be exchanged for Lakeland Bancorp shares at the Exchange Ratio. In the aggregate, Lakeland Bancorp issued approximately 1,028,500 shares of its common stock and paid approximately $17.6 million in cash to the former stockholders and option holders of CSB Financial.

"This acquisition provides Lakeland Bank an excellent opportunity to expand our Bergen County presence, enhancing and supporting our office in Wyckoff," said Roger Bosma, President and CEO of Lakeland Bancorp. "The Lakeland brand of community banking will bring to the people of Bergen County many expanded products and services comparable with those offered by larger banks, but with Lakeland's special attention to personalized service."

"It is important for our customers and employees to have the continued and expanded advantages of a community bank," said Stuart Lubow, President and CEO of CSB Financial Corp. and Community State Bank. "We consider Lakeland one of New Jersey's premier community banks, with the same dedication to old fashioned personal banking that we have."

After the acquisition of CSB, Lakeland Bank will have a 38-office network in five New Jersey counties. Although the acquisition places Lakeland Bank among the top banks headquartered in the state in terms of asset size, its unique position as one of very few community-based full service commercial banks is at the center of its success.

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ABOUT LAKELAND BANCORP
Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $1.5 billion with thirty-eight (38) offices spanning five northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, and Sussex. Lakeland Bank, headquartered in Oak Ridge, New Jersey, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications.

Lakeland Bank was founded in 1969 by a group of local businesspeople. When Lakeland Bank marked its 25-year anniversary in 1994, the bank's assets were $333 million with 11 offices and administrative center in Oak Ridge. In the first quarter of 2001, Lakeland Bank completed the acquisition of the eleven branch National Bank of Sussex County. Later that year, Lakeland achieved a significant milestone in its history when it surpassed the $1 billion mark. Since then, the bank has opened full-service offices in Wyckoff, Haskell, Pompton Plains, Little Falls, and Boonton. Offices have also been opened in the area's adult communities of Bristol Glen in Newton, and Cedar Crest Village in Pompton Plains.


For more information about Lakeland Bank's full line of products and services, please call (973) 697-2000 or visit www.lakelandbank.com.
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